Exhibit 99.2

Forward Looking Statements

Stacie Clements, Vice President of Investor Relations

Welcome to our third quarter 2019 financial results update.

We have posted our earnings press release, prepared remarks, and an earnings presentation on the Investor Relations section of the Company website at: http://investors.quotient.com. When the call begins, management will discuss the highlights of the quarter before addressing questions.

Below you will see forward looking statements. Forward-looking statements include projections for our fourth quarter and full year 2019, our expectations for our solutions, partnerships, product launches, Ubimo acquisition, CPGs’ plans regarding FSI exit, as well as the expected growth of, and investments in, our business generally.

Forward-looking statements are based on information available to and the good faith beliefs of our Management team as of the time of this call and are subject to known and unknown risks and uncertainties that could cause actual performances or results to differ materially.

Additional information about factors that could potentially impact our financial results can be found in today's press release and in the risk factors identified in our Quarterly Report on Form 10-Q filed with the SEC on August 9th, 2019.  We disclaim any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Please note that with the exception of revenues, operating expenses, gross margins and net loss, financial measures discussed today are on a non-GAAP basis and have been adjusted to exclude certain expenses. A reconciliation between GAAP and non-GAAP measures can be found in the financial result press release issued today and on the slide deck posted on the Company's website.

Business Highlights

Steven Boal, Chief Executive Officer

Q3 was better than we expected, delivering Revenue and Adjusted EBITDA above the top end of our range. Recognizing that these targets were reset with last quarter’s release, we continue to see strength in our core business. In the third quarter, we delivered $114.8 million in revenue and $13.6 million in adjusted EBITDA, with strong cash flow from operations of $6.2 million.

Today we announced that Ron Fior, our Chief Financial Officer, will be retiring by the end of the year. I’ve enjoyed working with Ron and I’d like to take a moment to thank him for his contributions and wish him well in his retirement. I’d also like to welcome Pam Strayer to the team. Pam brings rock solid finance and public company leadership experience to Quotient, and we’re thrilled to have her join us as we head into 2020, and what we believe will be our most exciting year yet. Pam takes over as CFO on November 11th, and Ron will continue until the end of the year to help with the transition.

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Quarterly Highlights

We continued to see strong growth in retailer-specific paperless coupons, almost double the revenue over Q3 of last year.

Revenue from national coupons, excluding digital print, continued to decline in the third quarter primarily due to softer spend in those programs from the same three large CPGs we’ve talked about over the last few quarters. This continued to be an industry-wide trend, and not isolated to Quotient’s platform. Despite the softness in Q3, we are finally starting to see positive signs from those three CPGs, driven in part, by strong campaign performance results. These results have served as a catalyst for strategic conversations around the full breadth of our platform including targeted digital offers, Quotient Audiences, and Retailer Performance Media (RPM). We expect to see a return to year-over-year growth from all three CPGs in the first half of 2020.

Social influencer continues to gain momentum as relevant, creative content becomes the key to future advertising. Earlier in the quarter, we launched Rising Key Words which predicts future trends on social platforms. These predictions help advertisers plan future social media campaigns to better compete for digital audiences and ultimately drive sales.

RPM is bringing more content onto our overall platform, as CPGs spend more with us to reach shoppers in partnership with retailers. Revenue on RPM has more than doubled over last year as retailers and brands work together to reach shoppers, prioritize digital initiatives and drive sales.

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New Products

In-Lane targeted promotions launched last quarter and is now live at over 2000 stores within Albertsons Companies, making us their exclusive coupon provider for offers printed at checkout. In-Lane enables retailers to merge their digital and physical promotions platforms so they can more effectively use the same data to deliver the right targeted offers to shoppers both digitally and in the store. This is the first time this type of integrated solution, at scale, is available in the market. We are in discussions with additional retailers to replace their current service provider with our In-Lane targeted promotions platform.

Our Audiences business continues to scale with two strategic partners already integrated. The first, Nielsen, leverages our data with their measurement solution. The partnership also allows our Audience segments to integrate with their Nielsen Marketing Cloud, connecting us to key demand-side platforms (DSPs) that serve our CPG brands and agencies.  Additionally, in Q3 we were named a Facebook marketing partner, bringing our data and industry leading capabilities to the Facebook platform. These partnerships validate the strength of our solutions, our data, scale and market leadership – and give us greater access to marketing dollars as we head into the annual planning process with our clients for calendar and fiscal year 2020 and beyond.

Quotient Acquires Ubimo

We also announced today that we’ve signed a definitive agreement to acquire Ubimo, a leading data and media activation company. Through its DSP, we expect Ubimo to bring best-in-class technology to further strengthen Quotient’s targeted digital media solutions, improve campaign performance and cost efficiencies, and accelerate the development of Quotient’s self-service platform.

Ubimo has worked closely with our team for the past five years and we’re excited to have them join the Quotient family. When fully integrated into our existing Quotient platforms, we expect Ubimo to help drive even better results and efficiencies in campaign deployments and have a positive effect on our gross margin in 2020.

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Going Forward

We continue to focus the business around sustainable growth. We process over 76 billion purchase events on our analytics platform per year, which drives our personalization and targeting for both promotions and media. We continue to automate several parts of our business in order to drive more efficiencies and improve the customer experience, and we expect these efforts to have a positive effect on gross margin in 2020. Given the promotion growth we’re anticipating in 2020, and assuming Q4 2019’s media and promotion mix remains consistent into 2020, we would expect roughly 5-6 points of gross margin improvement sometime in 2020 from increased automation, process improvement and utilization of Ubimo technology.

Under the same focused discipline, we have terminated a product initiative that had been under development for the past year and had just recently gone live. The product was not part of our core strategy and had distracted many Quotient team members who had been taken off their primary products to get it to market. The termination of this product has re-energized the teams and we are again seeing meaningful innovation and delivery in our core product portfolio.

Over the past eight weeks, I have visited many of our top clients and partners, and the level of engagement and receptivity that I have witnessed, to Quotient’s products and services, has never been this high. I’ve also had the opportunity to visit with most of our offices and teams. What stood out the most was the level of expertise, teamwork, and innovation within Quotient.

The final point I’d like to make is about the change taking place in the annual client planning and budgeting processes between CPGs and retailers. The “digital first” approach that we’ve been talking about is starting to become reality. Over the past quarter, we have seen retailers and CPGs collaboratively plan to shift meaningful dollars into digital engagement.  In some cases, Quotient RPM retailers are requiring CPGs to commit up to 1.5% of their gross sales to be spent on digital marketing and merchandising. Let me contextualize this, as this is a big change happening in the industry right now. If a CPG sells $1.0 billion worth of products in a specific retailer they would then spend up to $15.0 million dollars in digital marketing on the Quotient platform that powers that retailer. We believe Quotient sits in prime position to help shift those digital marketing dollars.  Our measurement and analytics have been a core business driver for this change and serve as a catalyst to expand beyond 1.5% with retailers and brands. Additionally, ecommerce is growing in grocery. As our retail partners continue to scale their digital marketing platforms, their ability to deploy more dollars to meet increased shopper demand grows. This is both a shift in dollars from offline to online, and the redirecting of marketing dollars to be placed where their shoppers are, with the highest return on ad spend.

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When we started the company in 1998, our thesis was that, like all industries that would ultimately be disrupted by technology, the paper coupon - most commonly distributed in the Free-Standing Insert, or FSI - would ultimately be replaced by a more efficient, digital solution. While it took much longer than we had originally expected, over the past quarter, we have been told by top CPGs, making up over 20% of all FSI coupon distribution, that they are planning to exit the FSI entirely during the course of 2020. The implications of moves like this are wide-reaching. For CPGs, it enables them to have more dollars deployed to more effective digital vehicles, and for retailers, it will allow them to provide more value and better experiences to their shoppers via their digital platforms. There are also other significant non-working dollars connected to the distribution of paper FSIs, like legacy paper clearing, that CPGs and retailers could find additional savings to redeploy. CPGs eliminating the FSI are now engaged in meaningful planning around how to further capitalize on the scale of digital, and I could not be more excited to see how this unfolds over the next several years.

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Financial Results

Ron Fior, Chief Financial Officer

Summary

In the third quarter, we continued to grow revenue, gain operating efficiencies, and generate cash.

We delivered revenue of $114.8 million up 11% over Q3 2018, while Adjusted EBITDA came in at $13.6 million, representing a 12% margin. Both were over the high end of our last quarter’s guidance.

We recorded a GAAP Net loss of $(10.4) million, versus a loss of $(7.8) million in 2018.

GAAP cash flow from operations for the third quarter 2019 was $6.2 million leaving us with a cash and cash equivalents balance of $238.1 million.

Revenue

Total revenue was up 11% over last year and reflected the value of our integrated campaigns. RPM is proving to be a key catalyst for growth, driving increased use of targeted retailer specific offers and media. Digital paperless and social influencer Ahalogy, again delivered strong revenue growth.

We’re also seeing positive signs that all three CPGs who have had softer spend over the last few quarters are moving towards a return to growth on our platform for their 2020 fiscal year. Looking at these three on a year over year basis, one CPG was essentially flat and another delivered growth.

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Some additional color on revenue:
•	Total Digital Promotions revenue declined 2% over Q3 last year, primarily related to the 3 CPGs mentioned above and an expected 34% decline in Specialty Retail.
•	Revenue from Digital Paperless grew 12% year over year and digital print declined 27% over last year.
•	Benefiting from the strength in RPM and social influencer, Media revenue was up 31% year on year for Q3.
Looking at our Customer Cohorts Trend on a trailing twelve months basis, we saw overall growth of 16% across our portfolio of customers despite the three CPG headwinds we have experienced over the past year.

Gross Margin

On both a GAAP & non-GAAP basis, gross margin in the third quarter was slightly down from Q2 and down from Q3 of 2018 as media accounted for 46% of total revenue in the third quarter compared to 45% in Q2 and 39% in Q3 2018. Media has a lower gross margin than promotions.

While Media is expected to be a higher proportion of total revenues in Q4 compared to other quarters, we expect gross margin to be relatively flat quarter on quarter as some of our margin improvement initiatives take hold. These initiatives include increased automation, process improvement and utilization of Ubimo technology.

Operating Expenses

As we grow the business, we continue to actively manage our costs and invest where appropriate while leveraging operating expenses.

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Q3 GAAP operating expenses were up from Q2 and essentially flat with Q3 2018. The increase in GAAP operating expense is primarily due to the restructuring charges of $4.2 million primarily related to the discontinuation of a non-strategic product and executive management changes.

Non-GAAP operating expenses in Q3 were up approximately $1.1 million compared to a year ago as we continued to invest in new products, absorbed several acquisitions and increased our headcount by over 107 people during the past year. As a percentage of revenues, non-GAAP operating expenses continued to show leverage, declining from 36% of revenues in Q3 last year to 33% of revenues in Q3 2019. Non-GAAP operating expenses exclude stock-based compensation, the net change in fair value of escrowed shares and contingent consideration, amortization of acquired intangible assets, certain acquisition related costs, and restructuring charges.

Adjusted EBITDA

Adjusted EBITDA was $13.6 million representing a 12% EBITDA margin. On a year over year basis it was impacted by the product mix decline in gross margin, offset by continued leverage in operating expenses.  Adjusted EBITDA excludes interest expense, income taxes, depreciation and amortization, the net change in fair value of escrowed shares and contingent consideration, stock-based compensation, restructuring charges, other (income) expense and certain acquisition related costs.

Stock Buyback

We completed our May 2019 stock buyback program buying back 1.3 million shares in the third quarter for approximately $14.6 million. On a year-to-date basis, we have repurchased approximately 8.1 million shares for $85.5 million, including transaction costs. In August the Board approved a new $50.0 million buyback program.

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Cash

We ended the quarter with $238.1 million in cash and cash equivalents, down $15.4 million from the end of Q2 2019. The reduction is attributed to approximately $17.2 million used on our stock repurchase program, and $1.7 million related to net share settlements upon vesting of Restricted Stock Awards issued to our employees, which have the same effect as a stock repurchase, partially offset by cash generated from operations.

GAAP cash flow from operations for the third quarter 2019 was $6.2 million.

Ubimo Acquisition

We are pleased to announce the signing of a definitive agreement to acquire Ubimo for $15.0 million up front and an earnout of up to $25.0 million over two years based on the attainment of certain targets. Ubimo’s engineering team is based in Tel Aviv while their sales team is based in New York City. This acquisition will provide technology to help Quotient be more efficient within media delivery and is expected to contribute to gross margin improvement in 2020. We expect the acquisition to close by the end of November with minimal revenue contribution for Q4 and 2020. We expect the acquisition to be accretive to Adjusted EBITDA in 2020.

Guidance

For the full year 2019, we expect revenue in the range of $425.0 million to $429.0 million, or approximately 10% growth versus last year at the midpoint. This translates into a Fourth Quarter revenue range of $107.4 million to $111.4 million.

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Adjusted EBITDA for the full year 2019 is expected to be in the range of $43.0 million to $45.0 million, or approximately 10.3% of revenue at the mid-point. This translates into a Fourth Quarter Adjusted EBITDA range of $9.3 million to $11.3 million.

Closing

After working for 42 years, I am looking forward to retiring at the end of this year. I would like to thank Steven & all the great people I have worked with here at Quotient for the past three years as well as all of you on this call. I welcome Pam to this great company, and I will be around for the next couple of months to help with the transition.

Upcoming Events

Investor Day 2019

We hope to see you next week at our first Investor Day in New York. Space is limited so please make sure to contact Stacie Clements at sclements@quotient.com if you need further details. For those of you who can’t make it in person, a webcast will be available on our website, www.investors.quotient.com.

We’ll also be at the RBC conference in New York on November 20th.

Thank you for your attention and support.

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